Simpson Manufacturing Co., Inc. Announces Acquisition of Assets of Automatic Stamping Companies

PLEASANTON, Calif., Dec. 20, 2011 /PRNewswire/ -- Simpson Manufacturing Co., Inc. (the "Company") (NYSE: SSD) announced today that its subsidiary, Simpson Strong-Tie Company Inc., entered into an agreement to acquire substantially all of the assets of Automatic Stamping, LLC, a North Carolina limited liability company and Automatic Stamping Auxiliary Services, LLC, a North Carolina limited liability company (collectively "Automatic Stamping"), and certain real property and improvements owned by TIMMCO, INC., a North Carolina corporation, for an aggregate of $41.4 million plus the value at closing of inventory and accounts receivable. Automatic Stamping manufactures and sells a line of high quality truss connector plates primarily in the United States. The transaction is expected to close in December 2011 or January 2012.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and fastening systems, stainless steel fasteners and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

For further information, contact Barclay Simpson at (925) 560-9032.